                                                                     Exhibit 8.2


                        [LETTERHEAD OF ALLEN ALLEN & HEMSLEY]


3 June1998


Westpac Securitisation Management Pty Limited
Level 5
60 Martin Place
SYDNEY  NSW  2000


Dear Sirs

WESTPAC SECURITISATION TRUST
SERIES 1998-1G WST TRUST

We have acted for Westpac Securitisation Management Pty Limited (WSM) in connection with the Series 1998-1G WST Trust (the TRUST) constituted under the Master Trust Deed (the MASTER TRUST DEED) dated 14 February 1997 between Westpac Securities Administration Limited (the TRUSTEE) and The Mortgage Company Pty Limited, to which WSM has acceded as trust manager with respect to the Trust.

Definitions in the Prospectus (defined below) apply in this opinion but RELEVANT JURISDICTION means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.   DOCUMENTS

We have examined the following draft documents:

(a)  the Master Trust Deed;

(b)  the Notice of Creation of Trust for the Trust;

(c)  the Series Notice;

(d)  the Note Trust Deed between WSM, the Trustee and the Note Trustee;

(e)  the Note Issue Direction for the Trust;

(f)  the Agency Agreement between, among others, WSM, the Trustee; and

ALLEN ALLEN & HEMSLEY                                                     Page 2
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(g) a copy of the Prospectus as filed with the Securities and Exchange Commission (the COMMISSION) under the US Securities Act of 1933 (the PROSPECTUS).

2.   ASSUMPTION

For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.   QUALIFICATIONS

Our opinion is subject to the following qualifications.

(a) We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the laws of England or the United States.

(b) Our opinion is subject to the explanations and qualifications set forth under the caption "Certain Australian Tax Matters" in the Prospectus. We have also relied on an advance opinion from the Australian Taxation Office in relation to a previous issue by the Trustee and confirmation provided to Westpac by the Australian Taxation Office that the advance opinion applies to the issue of the Offered Notes. No tax rulings will be sought from the Australian Taxation Office with respect to the Trust for any of the matters referred to in this opinion.

4.   OPINION

Based on the assumptions and subject to the qualifications set out above we are of the opinion that while the section entitled "Certain Australian Tax Matters" in the Prospectus does not purport to discuss all possible Australian tax ramifications of the purchase, ownership, and disposition of the Offered Notes, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading "Certain Australian Tax Matters." There can be no assurance, however, that the tax conclusions presented in that Tax Description will not be successfully challenged by the Australian Taxation Office, or significantly altered by new legislation, changes in Australian Taxation Office positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus and to the references to this firm under the heading "Certain Australian Tax Matters" and "Legal Matters" in the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 of the rules and regulations of the Commission issued under that Act with respect of any part of the Registration Statement, including this exhibit.


Yours faithfully

/s/ Allen Allen & Hemsley

ALLEN ALLEN & HEMSLEY